UMB Financial Corporation

News Release

1010 Grand Boulevard Kansas City, MO 64106 816/860-7000 umb.com

//FOR IMMEDIATE RELEASE// Contact: Jeremy McNeive: 816.860.5088 Investor Relations Contact: Begonya Klumb: 816.860.7906

UMB Financial Corporation Reports Year-Over-Year Earnings Growth on Record Revenue of $472 Million

Loan Balances Also Reach Record Levels at $3.8 Billion

Full-year selected financial highlights

·	Net interest income increased 15.4 percent
·	Net interest margin increased	22 basis points
·	Average loans increased 14.3	percent
·	Assets under management increased 23 percent and surpass $10 billion

Kansas City, Mo. (January 23, 2007) – UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $59.8 million or $1.40 per share ($1.40 diluted) for the year ended December 31, 2006. This is an increase of $3.4 million, or 6.1 percent, compared to 2005 earnings of $56.3 million, or $1.31 per share ($1.30 diluted). Revenue was higher due to a 15.4 percent increase in net interest income and a 1.2 percent increase in noninterest income. These revenue increases were partially offset by a 6.5 percent increase in noninterest expense.

Adjusted net income in 2006 would have increased approximately 16.4 percent over 2005, excluding certain adjustments (net gains and losses related to the sales and closures of banking facilities, the sale of employee benefit accounts and charges related to the voluntary separation plan) in both years. A table reconciling GAAP net income for these items for the quarter and year-to-date is included with this release.

“2006 has once again been a year of solid growth and improved financial performance. Loans grew 14.3 percent on an average basis and both our net interest income and margin expanded in a very challenging rate environment,” said Mariner Kemper, Chairman and CEO, UMB Financial Corporation. “Our strong finish to 2006 gives us a great deal of momentum heading into 2007. We believe the disciplined implementation of our growth strategies will continue to yield positive results, and should lead to further margin improvement as well as balance sheet and fee income growth in 2007.”

“Trust and card services continue to be the big drivers of growth in fee income,” said Peter deSilva, President and Chief Operating Officer. “We are pleased with the performance of our Asset Management Division as we passed $10 billion in assets under management. Our UMB Scout Funds performed well adding $684 million in net flows during the year. Our Retail Division grew home equity lines of credit 48 percent year-over-year thanks to a strong product offering. Finally, our healthcare services business grew deposits and assets 76 percent year-over-year. We remain committed to maintaining our leadership position in the healthcare services industry.”

Net Interest Income

Net interest income increased $28.9 million, or 15.4 percent, for the year ended December 31, 2006, compared to 2005, due primarily to higher average earning assets and greater net interest margin.

For the year ended December 31, 2006, there was a $477.4 million, or 7.6 percent increase in average earning assets mostly from average loan growth of $448.9 million, or 14.3 percent. The contribution from noninterest-bearing demand deposits, which made up 33.5 percent of average total deposits, increased in 2006 as compared to 2005. This benefit from free funds improved net interest margin by 29 basis points. This benefit was partially offset by a 7 basis point decrease in net interest spread as the cost of interest-bearing liabilities increased by a greater amount than the yield on earning assets. Overall, net interest margin increased by 22 basis points for the year ended December 31, 2006, as compared to 2005.

Noninterest Income and Expense

Noninterest income increased by $3.1 million, or 1.2 percent, for the year ended December 31, 2006 compared to 2005. The increase was primarily attributable to increases in trust and securities processing income and bankcard fees. Trust and securities processing income increased by $15.8 million, or 19.2 percent, in 2006 as compared to 2005 primarily from higher advisory fee income related to increases in assets under management within the UMB Scout Funds. Assets under management, including the UMB Scout Funds, increased to $10.1 billion in 2006, or 23.1 percent, primarily due to net flows into the UMB Scout Funds and increases in market values. Bankcard fees were $5.4 million or 16.2 percent higher in 2006 than in 2005 from increased interchange fee income due to greater card activity. Offsetting these 2006 revenue increases were net gains recognized in 2005, but not in 2006. In 2005, there were $9.2 million of net gains recognized related to the sale and closure of banking facilities. Additionally, there was a net gain of $3.6 million recognized on the sale of employee benefit accounts in 2005.

Noninterest expense increased $23.3 million, or 6.5 percent, for the year ended December 31, 2006 compared to 2005. Categories of noninterest expense with the most significant increases were equipment, processing fees, salaries and employee benefits, bankcard, marketing and business development.

Equipment expense increased mostly due to expenses related to significant investments in computer hardware and software including Web ExchangeSM, an online banking service for businesses, ClientLink, a customer relationship management software tool and an enhanced umb.com website. Processing fees increased primarily due to shareholder servicing and other administrative fees paid to investment advisors which directly correlate with the increase in net assets under management in the UMB Scout Funds. Salaries and employee benefits increased primarily due to increases in equity-based compensation as a result of new accounting rules adopted in 2006, an increase in the company match for 401(k) and profit sharing and an increase in the cost of benefits. These increases were partially offset by a reduction in salary expense from the prior year as a result of a $4.4 million charge in 2005 for the voluntary separation plan. Bankcard expenses were higher mostly due to an enhanced consumer rebate program which corresponds to the increased usage of the consumer bankcard product.

Balance Sheet

Average total assets for the year ended December 31, 2006 were $7.6 billion compared to $7.1 billion for 2005, an increase of $488.9 million, or 6.9 percent. Average earning assets increased by $477.4 million, or 7.6 percent. In addition to the increase in earning assets, the mix of higher yielding loans to overall earning assets was favorable. Average loans comprised 53.0 percent of the company’s earning asset base for 2006 as compared to 49.9 percent for 2005.

For the twelve months ended December 31, 2006, average loans were $3.6 billion compared to $3.1 billion for 2005, an increase of 14.3 percent. Actual loan balances on December 31, 2006 were $3.8 billion, compared to $3.4 billion on December 31, 2005. Loan balances by category are as follows:

	December	December		Percent
Loan by Category (in thousands)	31, 2006	31, 2005	Change	Change
Commercial, financial and agricultural	$1,564,793	$1,497,496	$67,297	4.5%
Real estate construction	84,141	47,403	36,738	77.5%
Consumer	982,325	987,770	(5,445)	-0.6%
Real estate	1,116,405	835,207	281,198	33.7%
Leases	5,781	6,068	(287)	-4.7%

Total Loans	$3,753,445	$3,373,944	$379,501	11.2%

Nonperforming loans at December 31, 2006 totaled $6.6 million compared to $5.4 million a year earlier. As a percentage of total loans, nonperforming loans were 0.17 percent of loans as of December 31, 2006 compared to 0.16 percent at December 31, 2005. Nonperforming loans are defined as nonaccrual loans and restructured loans. The company’s allowance for loan losses totaled $44.9 million, or 1.20 percent of total loans as of December 31, 2006, compared to $40.8 million, or 1.21 percent of total loans as of December 31, 2005.

Average securities were $2.7 billion for 2006 compared to $2.9 billion for 2005, a decrease of $117.8 million, or 4.1 percent. This decrease was primarily a result of the utilization of securities purchased under agreement to resell in lieu of short-term discount notes related to public funds and customer repurchase agreements. The average balance of securities purchased under agreement to resell increased by $99.1 million in 2006 compared to 2005.

Average total deposits increased $352.8 million, or 6.9 percent, to $5.5 billion for the twelve months ended December 31, 2006, compared to the same period in 2005. The increase in deposits came primarily from time deposits and money market accounts as a result of targeted marketing campaigns during 2006. Average time deposit accounts increased by $247.0 million, or 26.1 percent, for the twelve months ended December 31, 2006 as compared to 2005. Average money market accounts increased by $186.2 million, or 22.3 percent, in 2006 as compared to 2005. Total deposits as of December 31, 2006 were $6.3 billion, compared to $5.9 billion at December 31, 2005.

As of December 31, 2006, UMB had total shareholders’ equity of $848.9 million, a 1.9 percent increase from the prior year.

Fourth Quarter Results

Earnings for the three months ended December 31, 2006 were $15.8 million, or $0.37 per share ($0.37 diluted). This was an increase of $0.8 million, or 5.7 percent compared to the fourth quarter of 2005 earnings of $15.0 million, or $0.35 per share ($0.35 diluted).

Net interest income for the three months ended December 31, 2006 increased $8.5 million, or 17.6 percent, compared to the same period in 2005 due primarily to higher average earning assets and an increase in net interest margin. Average earning assets increased by $445.1 million, or 6.9 percent, to $6.9 billion for the three months ended December 31, 2006 as compared to the same period in 2005. Net interest margin was 3.41 percent for the quarter ended December 31, 2006 compared to 3.12 percent for the same quarter in 2005.

Noninterest income increased $4.1 million, or 6.7 percent, for the three months ended December 31, 2006 compared to the same period in 2005. Trust and securities processing income increased by $4.2 million, or 19.5 percent, primarily from higher advisory fee income related to increases in assets under management within the UMB Scout Funds. Bankcard income was $1.4 million, or 15.6 percent higher than the three months ended December 31, 2005 due to increased interchange fee income. These increases were partially offset by decreases in service charges on deposits and other income. The decrease in deposit service charge income is mostly attributable to increases in earnings credits on compensating balances.

Noninterest expense increased $11.8 million, or 13.6 percent, for the quarter ending December 31, 2006 compared to the same period in 2005. The increase was primarily a result of an increase in salaries and employee benefits, as well as increases in equipment expense and processing fees. The significant increase in salary expense was primarily related to a 6.8 percent increase in base salaries for the fourth quarter of 2006 as compared to 2005, primarily related to the addition of Mountain States Bank, acquired in the third quarter of 2006. Other increases are attributable to a higher equity-based compensation expense, a higher company match and contribution to the 401(k) and profit sharing plan and an increase in the costs associated with the self-funded health insurance plan. Equipment expense increased primarily due to hardware and software costs associated with major projects placed in service during 2006. Processing fees increased primarily due to shareholder servicing and other administrative fees paid to investment advisors which directly correlate with higher trust fee income due to the increase in net assets under management in the UMB Scout Funds.

The company plans to host a conference call to discuss its year-end and fourth quarter results on January 24, 2007, at 8:30 a.m. (CST). Interested parties may access the call by dialing U.S. (toll-free) 800-218-0713, or access the following Web link to the live call: http://w.on24.com/r.htm?e=34909&s=1&k=4CA8D115B67167B3178D9F436B441A67, or visit www.umb.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties, which could cause actual results to differ materially from those contemplated by the forward-looking statements in this Current Report on Form 8-K, any exhibits to this Current Report and other public statements the company may make. While management of UMB believes their assumptions are reasonable, UMB cautions that changes in general economic conditions, changes in interest rates, changes in the securities markets, changes in operations, changes in competition, technology changes, legislative or regulatory changes, the ability of customers to repay loans, changes in loan demand, the ability to integrate acquisitions and increases in employee costs, and other risks and uncertainties detailed in UMB’s filings with the Securities and Exchange Commission, may cause actual results to differ materially from those discussed in this release. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2005. UMB has no duty to update such statements, and undertakes no obligation to update or supplement forward-looking statements that become untrue because of new information, future events or otherwise.

Non-GAAP Financial Measures:

Certain financial measures contained in this press release exclude significant gains and losses relating to the sales and closures of banking facilities, the sale of employee benefits accounts and the voluntary separation plan. Financial measures which exclude those items have not been determined in accordance with generally accepted accounting principles and are therefore “non-GAAP” financial measures. Management of UMB believes that investors’ understanding of the company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company’s ongoing results of operations. These non-GAAP measures should not be considered a substitute for GAAP-basis measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies. The attached Non-GAAP Reconciliation Schedule provides a reconciliation of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking, asset management and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 139 banking centers throughout Missouri, Kansas, Illinois, Colorado, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting services and insurance.

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UMB Financial Corporation

Non-GAAP Reconciliation Schedule (unaudited, dollars in thousands)

The following tables present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.

	Three months ended		Year Ended

	December 31,		December 31,

	2006	2005	2006	2005

Net interest income after provision	$55,641	$45,333	$208,490	$182,515

Noninterest income	65,012	60,906	254,945	251,873

Noninterest expense	98,728	86,906	381,417	358,069

Income tax provision	6,124	4,378	22,251	20,001

Net Income After Taxes	15,801	14,955	59,767	56,318

Adjustments

Noninterest income

Other (gains) losses, net	(384)	(465)	(793)	(9,237)

Gains on sale of employee benefit accounts	-	-	-	(3,600)

Noninterest expense

Voluntary Separation Plan	-	-	-	4,400

Total adjustments pre-tax	(384)	(465)	(793)	(8,437)

Less: Income taxes	(138)	(167)	(285)	(3,037)

After Tax Adjustments to GAAP	(246)	(298)	(508)	(5,400)

Adjusted Net Income	$15,555	$14,657	$59,259	$50,918

The above table presents the variation in net income on an as reported (GAAP) basis and excluding certain gains and losses related to the sales and closures of banking facilities, the sale of employee benefit accounts and charges related to the voluntary separation plan. The press release includes commentary that compares such GAAP and non-GAAP financial measures.

CONSOLIDAT ED BALANCE SHEET S	UMB Financial Corporation

(all dollars in thousands) (unaudited)

	December 31,

Assets	2006	2005

Loans	$3,753,445	$3,373,944

Allowance for loan losses	(44,926)	(40,825)

Net loans	3,708,519	3,333,119

Loans held for sale	14,120	19,460

Investment Securities:

Available for sale	3,238,648	3,323,198

Held to maturity	44,781	67,037

Federal Reserve Bank stock and other	15,490	15,094

Trading securities	64,534	58,488

Total investment securities	3,363,453	3,463,817

Federal funds and resell agreements	848,922	426,578

Cash and due from banks	531,188	599,580

Bank premises and equipment, net	243,216	236,038

Accrued income	57,313	51,848

Goodwill on purchased affiliates	93,723	59,727

Other intangibles	19,309	4,078

Other assets	38,002	53,544

Total assets	$8,917,765	$8,247,789

Liabilities

Deposits:

Noninterest - bearing demand	$2,293,096	$2,051,922

Interest - bearing demand and savings	2,644,125	2,654,637

Time deposits under $100,000	799,003	713,249

Time deposits of $100,000 or more	572,740	501,014

Total deposits	6,308,964	5,920,822

Federal funds and repurchase agreements	1,620,945	1,360,942

Short-term debt	17,881	35,091

Long-term debt	38,020	38,471

Accrued expenses and taxes	52,381	39,247

Other liabilities	30,699	19,753

Total liabilities	8,068,890	7,414,326

Shareholders' Equity

Common stock	55,057	27,528

Capital surplus	699,794	726,204

Retained earnings	380,464	342,675

Accumulated other comprehensive loss	(17,259)	(21,550)

Treasury stock	(269,181)	(241,394)

Total shareholders' equity	848,875	833,463

Total liabilities and shareholders' equity	$8,917,765	$8,247,789

Consolidated Statements of Income			UMB Financial Corporation

(unaudited, dollars in thousands except share and per share data)

	T hree Months Ended		Year Ended

	December 31,		December 31,

Interest Income	2006	2005	2006	2005

Loans	$65,424	$48,116	$238,356	$176,842

Securities:

Taxable Interest	23,605	18,165	85,585	64,807

Tax-exempt interest	6,060	5,538	23,448	19,996

Total securities income	29,665	23,703	109,033	84,803

Federal funds and resell agreements	3,960	2,923	19,112	7,980

Trading securities and other	553	552	2,582	2,286

Total interest income	99,602	75,294	369,083	271,911

Interest Expense

Deposits	27,312	17,619	96,889	52,099

Federal funds and repurchase agreements	15,146	8,962	52,832	29,371

Short-term debt	190	135	619	418

Long-term debt	313	424	1,519	1,733

Total interest expense	42,961	27,140	151,859	83,621

Net interest income	56,641	48,154	217,224	188,290

Provision for loan losses	1,000	2,821	8,734	5,775

Net interest income after provision for loan losses	55,641	45,333	208,490	182,515

Noninterest Income

Trust and securities processing	25,551	21,373	98,250	82,430

Trading and investment banking	4,755	4,622	18,192	17,787

Service charges on deposits	18,408	19,210	73,598	79,420

Insurance fees and commissions	807	746	3,956	3,326

Brokerage fees	1,602	1,358	6,228	5,933

Bankcard fees	10,009	8,657	38,759	33,362

Gains on sales of assets and deposits, net	384	465	793	9,237

Gain on sale of employee benefit accounts	-	-	0	3,600

Gains (loss) on sales of securities available for sale	(3)	(2)	117	(225)

Other	3,499	4,477	15,052	17,003

Total noninterest income	65,012	60,906	254,945	251,873

Noninterest Expense

Salaries and employee benefits	50,052	41,966	193,980	190,197

Occupancy, net	7,488	6,740	27,776	26,468

Equipment	12,882	11,188	48,968	44,031

Supplies, postage and telephone	5,817	5,289	22,805	21,808

Marketing and business development	3,190	3,269	14,835	13,309

Processing fees	7,601	6,274	28,292	23,594

Legal and consulting	2,440	2,965	8,175	8,577

Bankcard	3,610	3,381	13,831	11,608

Amortization of other intangibles	731	183	1,600	740

Other	4,917	5,651	21,155	17,737

Total noninterest expense	98,728	86,906	381,417	358,069

Income before income taxes	21,925	19,333	82,018	76,319

Income tax provision	6,124	4,378	22,251	20,001

Net income	$15,801	$14,955	$59,767	$56,318

Per Share Data

Net income- Basic	$0.37	$0.35	$1.40	$1.31

Net income- Diluted	0.37	0.35	1.40	1.30

Dividends	0.13	0.13	0.52	0.46

Weighted average shares outstanding	42,349,000	42,964,902	42,592,960	43,109,536

Consolidated Statements of

Shareholders' Equity	UMB Financial Corporation

(all dollars in thousands) (unaudited)

				Accumulated

				Other

	Common	Capital	Retained	Comprehensive	Treasury

	Stock	Surplus	Earnings	(Loss)	Stock		Total

Balance - January 1, 2005	$27,528	$726,595	$305,986	$(10,619)	$(230,308)	$	$ 819,182

Comprehensive income

Net income	-	-	56,318	-	-		56,318

Other Comprehensive income,

Change in unrealized losses on

securities				(10,931)			(10,931)

Total comprehensive income							45,387

Cash dividends ($0.46 per share)	-	-	(19,629)	-	-		(19,629)

Issuance of stock awards		(1,186)			1,186		-

Recognition of stock based

compensation		422					422

Purchase of treasury stock	-	-	-	-	(13,194)		(13,194)

Sale of treasury stock	-	185	-	-	168		353

Exercise of stock options	-	188	-	-	754		942

Balance - December 31, 2005	$27,528	$726,204	$342,675	$(21,550)	$(241,394)		$833,463

Balance - January 1, 2006	$27,528	$726,204	$342,675	$(21,550)	$(241,394)		$833,463

Comprehensive income

Net income	-	-	59,767	-	-		59,767

Other Comprehensive income,

Change in unrealized losses on

securities	-	-	-	4,291	-		4,291

Total comprehensive income							64,058

Cash dividends ($0.52 per share)	-	-	(21,978)	-	-		(21,978)

Stock split 2 for 1	27,529	(27,529)	-	-	-		-

Issuance of stock awards	-	(938)	-	-	1,088		150

Recognition of stock based

compensation		1,669					1,669

Purchase of treasury stock	-	-	-	-	(29,598)		(29,598)

Sale of treasury stock	-	280	-	-	194		474

Exercise of stock options	-	108	-	-	529		637

Balance - December 31, 2006	$55,057	$699,794	$380,464	$(17,259)	$(269,181)		$848,875

Average Balances / Yields and Rates			UMB Financial Corporation

(tax - equivalent basis)

(all dollars in thousands)(unaudited)		Year Ended December 31,

	2006		2005

	Average	Average	Average	Average

Assets	Balance	Yield/ Rate	Balance	Yield/ Rate

Loans, net of unearned interest	$3,579,665	6.66%	$3,130,813	5.66%

Securities:

Taxable	2,059,946	4.15	2,230,559	2.91

Tax-exempt	682,363	4.99	629,576	4.72

Total securities	2,742,309	4.36	2,860,135	3.30

Federal funds and resell agreements	378,028	5.06	228,177	3.50

Other earning assets	56,639	4.68	60,144	3.91

Total earning assets	6,756,641	5.62	6,279,269	4.49

Allowance for loan losses	(42,214)		(40,506)

Other assets	868,790		855,556

Total assets	$7,583,217		$7,094,319

Liabilities and Shareholders' Equity

Interest-bearing deposits	$3,648,158	2.66%	$3,248,695	1.60%

Federal funds and repurchase agreements	1,148,454	4.60	1,029,063	2.85

Borrowed funds	51,084	4.19	49,368	4.36

Total interest-bearing liabilities	4,847,696	3.13	4,327,126	1.93

Noninterest-bearing demand deposits	1,840,640		1,887,273

Other liabilities	51,784		50,508

Shareholders' equity	843,097		829,412

Total liabilities and shareholders' equity	$7,583,217		$7,094,319

Net interest spread		2.49%		2.56%

Net interest margin		3.38		3.16

	Three Months Ended December 31,

	2006		2005

	Average	Average	Average	Average

Assets	Balance	Yield/ Rate	Balance	Yield/ Rate

Loans, net of unearned interest	$3,776,980	6.88%	$3,330,371	5.74%

Securities:

Taxable	2,084,945	4.49	2,145,292	3.36

Tax-exempt	703,908	4.94	658,227	4.92

Total securities	2,788,853	4.60	2,803,519	3.73

Federal funds and resell agreements	285,880	5.50	270,372	4.29

Other earning assets	52,869	4.28	55,186	4.13

Total earning assets	6,904,582	5.88	6,459,448	4.79

Allowance for loan losses	(44,261)		(40,163)

Other assets	909,953		863,063

Total assets	$7,770,274		$7,282,348

Liabilities and Shareholders' Equity

Interest-bearing deposits	$3,752,809	2.89%	$3,446,028	2.03%

Federal funds and repurchase agreements	1,224,005	4.91	994,165	3.58

Borrowed funds	52,672	3.79	53,456	4.15

Total interest-bearing liabilities	5,029,486	3.39	4,493,649	2.40

Noninterest-bearing demand deposits	1,808,153		1,889,964

Other liabilities	75,846		65,224

Shareholders' equity	856,789		833,511

Total liabilities and shareholders' equity	$7,770,274		$7,282,348

Net interest spread		2.49%		2.39%

Net interest margin		3.41		3.12

FOURT H QUART ER 2006

FINANCIAL HIGHLIGHT S	UMB Financial Corporation

(all dollars in thousands, except per share data) (unaudited)

Year Ended December 31	2006	2005

Net interest income	$217,224	$188,290

Provision for loan losses	8,734	5,775

Noninterest income	254,945	251,873

Noninterest expense	381,417	358,069

Income before income taxes	82,018	76,319

Net income	59,767	56,318

Net income per share - Basic	1.40	1.31

Net income per share - Diluted	1.40	1.30

Return on average assets	0.79%	0.79%

Return on average equity	7.09%	6.79%

T hree Months Ended December 31

Net interest income	$56,641	$48,154

Provision for loan losses	1,000	2,821

Noninterest income	65,012	60,906

Noninterest expense	98,728	86,906

Income before income taxes	21,925	19,333

Net income	15,801	14,955

Net income per share - Basic	0.37	0.35

Net income per share - Diluted	0.37	0.35

Return on average assets	0.81%	0.81%

Return on average equity	7.32%	7.12%

At December 31

Assets	$8,917,765	$8,247,789

Loans, net of unearned interest	3,753,445	3,373,944

Securities	3,363,453	3,463,817

Deposits	6,308,964	5,920,822

Shareholders' equity	848,875	833,463

Book value per share	20.08	19.39

Market price per share	36.51	31.96

Equity to assets	9.52%	10.11%

Allowance for loan losses	$44,926	$40,825

As a % of loans	1.20%	1.21%

Nonaccrual and restructured loans	$6,563	$5,439

As a % of loans	0.17%	0.16%

Loans over 90 days past due	$2,706	$4,829

As a % of loans	0.07%	0.14%

Other real estate owned	$377	$-

Common shares outstanding	42,266,041	42,981,122

Average Balances

Year Ended December 31

Assets	$7,583,217	$7,094,319

Loans, net of unearned interest	3,579,665	3,130,813

Securities	2,742,309	2,860,135

Deposits	5,488,798	5,135,968

Shareholders' equity	843,097	829,412

Selected Financial Data

of Affiliate Banks			UMB Financial Corporation

(all dollars in thousands)(unaudited)		December 31, 2006

		Loans

		Net of

	Total	Unearned	Total	Shareholders'

Missouri	Assets	Interest	Deposits	Equity

UMB Bank, n.a.	$7,557,075	$2,973,009 $	5,192,820 $	555,429

UMB Bank Warsaw, N.A.	84,543	35,484	66,905	6,356

Colorado

UMB Bank Colorado, n. a.	875,438	521,640	642,959	125,148

Kansas

UMB National Bank of America	679,960	212,685	423,402	55,196

Arizona

UMB Bank Arizona, n. a.	18,955	15,683	7,796	9,511

Banking - Related Subsidiarie s

UMB Community Development Corporation

UMB Banc Leasing Corp.

UMB Financial Services, Inc.

UMB Scout Insurance Services, Inc.

UMB Capital Corporation

United Missouri Insurance Company

UMB Trust Company of South Dakota

Scout Investment Advisors, Inc.

UMB Fund Services, Inc.

UMB Consulting Services, Inc.

Kansas City Realty Company

Kansas City Financial Corporation

UMB Redevelopment Corporation

UMB Realty Company, LLC

UMB National Sales Corporation

Grand Distribution Services, LLC

UMB Distribution Service, LLC

Warsaw Financial Corporation